Exhibit 99.1

FOR IMMEDIATE RELEASE

Blue Foundry Bancorp Reports First Quarter 2023 Results

RUTHERFORD, NJ, April 26, 2023 — Blue Foundry Bancorp (NASDAQ:BLFY) (the “Company”), the holding company for Blue Foundry Bank (the “Bank”), today reported a net loss of $1.2 million, or $0.05 per diluted common share, for the three months ended March 31, 2023, compared to net income of $562 thousand, or $0.02 per diluted common share, for the three months ended December 31, 2022, and a net income of $553 thousand, or $0.02 per diluted share, for the three months ended March 31, 2022.

“Last week the Board approved the Company’s second stock repurchase program, authorizing the repurchase of up to 5% of the outstanding shares at the conclusion of the initial stock repurchase program,” said James D. Nesci, President and Chief Executive Officer. “We are pleased to be able to continue to return value to shareholders and we believe the program represents a prudent use of capital.”

Mr. Nesci continued, “while the banking industry has been challenged by recent events, we believe Blue Foundry is well positioned with strong capital, access to liquidity, and a low percentage of uninsured deposits to customers. Additionally, we can provide over $100 million in FDIC insurance coverage through products we offer.”

“Our first quarter performance largely reflects the impact that the competitive rate environment has had on our funding. We executed an interest rate swap program during the quarter that helped us manage funding costs while allowing us to prudently grow our lending portfolio through the organic origination of commercial loans with strong credit metrics. We also continue to remain focused on expense management initiatives to mitigate top line pressures.”

Highlights for the first quarter of 2023:
•Total loans grew by $40.9 million, or 2.7%, compared to the linked quarter.
•Loan originations totaled $64.6 million for the quarter.
•Deposits declined $44.3 million, or 3.4%, compared to the linked quarter.
•Non-interest expense, excluding the provision for commitments and letters of credit in the prior period, increased $585 thousand or 4.5% sequentially, driven by expenses related to the stockholder-approved equity awards, the absence of a technology services credit, and increased legal fees.
•Interest income for the quarter was $18.8 million, an increase of $1.3 million, or 7.2%, compared to the prior quarter.
•Interest expense for the quarter was $6.9 million, an increase of $2.2 million, or 48.4%, compared to the prior quarter.
•Net interest margin was 2.42%, a 20 basis point decrease from the prior quarter due to the competitive rate environment.
•Tangible book value per share was $14.06.
•871 thousand shares were repurchased at a weighted average cost of $10.71.

Lending Franchise

The Company continues to diversify its lending franchise by focusing on growing the commercial portfolio. During the first quarter of 2023, total loans increased by $40.9 million primarily due to strong growth within the Company’s non-residential real estate, multifamily, commercial and industrial, and construction portfolios.

The details of the loan portfolio are below:

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

	(In thousands)
Residential one-to-four family	$592,809	$597,254	$594,795	$593,563	$583,524
Multifamily	695,207	690,690	680,181	580,060	518,192
Non-residential real estate	239,844	216,061	185,147	211,429	187,168
Construction and land	28,141	17,799	12,792	20,762	18,439
Junior liens	19,644	18,631	16,778	16,537	18,178
Commercial and industrial (1)	10,357	4,653	4,705	5,875	15,948
Consumer and other	58	39	39	47	37
Total loans	1,586,060	1,545,127	1,494,437	1,428,273	1,341,486
Allowance for credit losses	(14,153)	(13,400)	(13,600)	(14,050)	(13,465)
Loans receivable, net	$1,571,907	$1,531,727	$1,480,837	$1,414,223	$1,328,021

(1) The commercial and industrial portfolio includes Paycheck Protection Program loans, net of deferred fees, totaling $8.1 million at March 31, 2022, the only period in which the balance was material.

Retail Banking Franchise

As of March 31, 2023, deposits totaled $1.24 billion, a decrease of $44.3 million, or 3.4%, from December 31, 2022. While the Company continues to focus on attracting the full banking relationship of small- to medium-sized businesses through an extensive suite of deposit products, the rate environment in the northern New Jersey market has intensified competition for deposits. The reduction in core deposits was partially offset by an increase of $6.7 million in time deposits. As of March 31, 2023, the deposit portfolio contains approximately 14% of uninsured deposits to third-party customers.

The details of deposits are below:

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

	(In thousands)
Non-interest bearing deposits	$32,518	$37,907	$48,097	$43,655	$39,742
NOW and demand accounts	427,281	410,937	396,873	464,157	431,167
Savings	361,871	423,758	455,979	358,166	367,177
Core deposits	821,670	872,602	900,949	865,978	838,086

Time deposits	422,911	416,260	365,548	430,696	444,936
Total deposits	$1,244,581	$1,288,862	$1,266,497	$1,296,674	$1,283,022

Financial Performance Overview:

First quarter of 2023 compared to the first quarter of 2022

Net interest income compared to the first quarter of 2022:
•Net interest income was $11.9 million, in both quarters.
•Net interest margin decreased by 20 basis points to 2.42%.
•Yield on average interest-earning assets increased 84 basis points to 3.82%, while the cost of average interest-bearing liabilities increased 129 basis points to 1.77%.
•Average loans increased by $272.4 million and average interest-bearing liabilities increased by $177.2 million.

Non-interest expense compared to the first quarter of 2022:
•Non-interest expense was $13.7 million, an increase of $441 thousand, driven by higher compensation and benefits expense, partially offset by expense management initiatives across advertising and professional services.
•Compensation and employee benefits increased $787 thousand primarily due to equity based compensation expense.
•Since the adoption of the current expected credit loss (CECL) methodology on January 1, 2023, the provision for commitments and letters of credit is recorded in the provision for credit losses. This expense was previously recorded in non-interest expense. During the first quarter of 2022, the Company recorded a $170 thousand release of its provision for commitments and letters of credit.

Income tax expense compared to the first quarter of 2022:
•The Company’s current tax position reflects the previously established full valuation allowance on its deferred tax assets.
•The Company did not record a tax benefit for the loss incurred during the current quarter due to the full valuation allowance required on its deferred tax assets. The prior year first quarter effective tax rate of 8.1% was a result of the taxable income produced during the prior year quarter, partially offset by the ability to utilize a portion of the net operating losses that were fully reserved.

Balance Sheet Summary:

March 31, 2023 compared to December 31, 2022

Cash and cash equivalents:
•Cash and cash equivalents increased $16.4 million compared to December 31, 2022 as the Company maintained cash on hand ahead of anticipated loan closings.

Securities available-for-sale:
•Securities available-for-sale decreased $5.2 million to $309.1 million due to an improvement in the unrealized position of the portfolio, as well as due to amortization and payoffs.
•Unrealized losses improved by $4.0 million to a net loss of $32.1 million.

Total loans:
•Total loans held for investment increased $40.9 million to $1.59 billion.
•Non-residential real estate loans increased $23.8 million, construction and land loans increased $10.3 million, commercial and industrial increased $5.7 million, and multifamily loans increased $4.5 million.
•Originations totaled $64.6 million, including originations of $26.0 million in non-residential real estate loans, $10.3 million in multifamily loans, and $9.2 million in construction loans. In addition, $6.8 million of conforming residential mortgages in New Jersey were purchased during the period.

Deposits:
•Deposits totaled $1.24 billion, a decrease of $44.3 million from December 31, 2022, largely a result of the competitive rate environment.
•Core deposits represented 66.0% of total deposits, compared to 67.7% at December 31, 2022 and 65.3% at March 31, 2022.
•Uninsured deposits to third party customers were $180 million, or 14% of total deposits, at the end of the first quarter.

Borrowings:
•FHLB borrowings increased by $112.0 million to $422.5 million to support loan growth and replace deposit attrition.

•The Company executed $100 million of hedges on interest rates with maturities ranging from three to five years. The Company’s hedging program aims to reduce the Company’s sensitivity to interest rate by locking in spread.
•As of March 31, 2023, the Company had $303.4 million of borrowing capacity at FHLB and $32.5 million of other unsecured lines of credit.

Capital:
•Shareholders’ equity decreased by $8.0 million to $385.7 million. The decrease was primarily driven by the $9.3 million cost of shares repurchased, partially offset by stock-based compensation activity.
•Tangible equity to tangible assets was 18.33% and tangible common equity per share outstanding was $14.06.
•The Bank’s capital ratios remain above the FDIC’s “well capitalized” standards.

Asset quality:
•The Company adopted the CECL methodology for calculating credit losses effective January 1, 2023. The adoption increased the reserve on loans by $660 thousand, decreased the reserve for commitments and letters of credit by $811 thousand, and established a $170 thousand reserve on held-to-maturity securities, resulting in a net decrease of $18 thousand in retained earnings. As of March 31, 2023, the Allowance for Credit Losses (“ACL”) as a percentage of gross loans was 0.89%.
•The Company recorded a net release of provision for credit losses of $23 thousand for the quarter ended March 31, 2023, driven by a reduction in commitments at quarter end, partially offset by growth in our commercial portfolios.
•Non-performing loans totaled $7.5 million, or 0.47% of total loans compared to $7.8 million, or 0.50% of total loans at December 31, 2022, and $10.5 million, or 0.78% of total loans at March 31, 2022.
•Net charge-offs were $3 thousand for the quarter ended March 31, 2023.

About Blue Foundry

Blue Foundry Bancorp is the holding company for Blue Foundry Bank, a place where things are made, purpose is formed, and ideas are crafted. Headquartered in Rutherford NJ, with a presence in Bergen, Essex, Hudson, Morris, Passaic and Somerset counties, Blue Foundry Bank is a full-service, innovative bank serving the doers, movers, and shakers in our communities. We offer individuals and businesses alike the tailored products and services they need to build their futures. With a rich history dating back more than 145 years, Blue Foundry Bank has a longstanding commitment to its customers and communities. To learn more about Blue Foundry Bank visit BlueFoundryBank.com or call (888) 931-BLUE. Member FDIC.

Conference Call Information

A conference call covering Blue Foundry’s first quarter 2023 earnings announcement will be held today, Wednesday, April 26, 2023 at 11:00 a.m. (EDT). To listen to the live call, please dial 1-844-200-6205 (toll free), 1-646-904-5544 (local) or +1-929-526-1599 (international) and use access code 053322. The webcast (audio only) will be available on ir.bluefoundrybank.com. The conference call will be recorded and will be available on the Company’s website for one month.

Contact:
James D. Nesci
President and Chief Executive Officer
BlueFoundryBank.com
jnesci@bluefoundrybank.com
201-972-8900

Forward Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: inflation and changes in the interest rate environment that reduce our margins and yields, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make; general economic conditions, either nationally or in our market areas, that are worse than expected; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; the effects of the recent turmoil in the banking industry (including the failures of two financial institutions); adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums; changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; a failure or breach of our operational or security systems or infrastructure, including cyber-attacks; the inability of third party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related there to; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; the ability of the U.S. Government to manage federal debt limits; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Statements of Financial Condition

	March 31, 2023	December 31, 2022	September 30, 2022
	(unaudited)	(audited)	(unaudited)
	(Dollars in Thousands)
ASSETS
Cash and cash equivalents	$57,621	$41,182	$57,324
Securities available for sale, at fair value	309,083	314,248	321,320
Securities held to maturity	33,472	33,705	30,749
Other investments	21,070	16,069	15,432
Loans held-for-sale	2,552	—	—
Loans, net	1,571,907	1,531,727	1,480,837
Interest and dividends receivable	7,375	6,893	6,431
Premises and equipment, net	30,839	29,825	29,992
Right-of-use assets	26,320	25,906	25,537
Bank owned life insurance	21,688	21,576	22,012
Other assets	19,128	22,207	22,284
Total assets	$2,101,055	$2,043,338	$2,011,918

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits	$1,244,581	$1,288,862	$1,266,497
Advances from the Federal Home Loan Bank	422,500	310,500	295,500
Advances by borrowers for taxes and insurance	9,695	9,302	10,926
Lease liabilities	27,799	27,324	26,875
Other liabilities	10,787	13,632	14,782
Total liabilities	1,715,362	1,649,620	1,614,580

Shareholders’ equity	385,693	393,718	397,338
Total liabilities and shareholders’ equity	$2,101,055	$2,043,338	$2,011,918

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Statements of Operations
(Dollars in Thousands Except Per Share Data) (Unaudited)

	Three months ended
	March 31, 2023	December 31, 2022	March 31, 2022

	(Dollars in thousands)
Interest income:
Loans	$15,569	$14,487	$11,656
Taxable investment income	3,152	2,970	1,817
Non-taxable investment income	111	112	121
Total interest income	18,832	17,569	13,594
Interest expense:
Deposits	4,154	2,482	882
Borrowed funds	2,737	2,160	773
Total interest expense	6,891	4,642	1,655
Net interest income	11,941	12,927	11,939
Release of provision for credit losses	(23)	(224)	(952)
Net interest income after provision for credit losses	11,964	13,151	12,891
Non-interest income:
Fees and service charges	262	341	800
Gain on sale of loans	135	—	—
Other income	87	103	127
Total non-interest income	484	444	927
Non-interest expense:
Compensation and employee benefits	7,847	7,620	7,060
Occupancy and equipment	1,982	1,909	1,881
Data processing	1,601	1,324	1,478
Advertising	72	68	519
Professional services	980	838	1,291
Release of provision for commitments and letters of credit	—	(203)	(170)
Federal deposit insurance	105	105	78
Other	1,070	1,208	1,079
Total non-interest expense	13,657	12,869	13,216
(Loss) income before income tax expense	(1,209)	726	602
Income tax expense	—	164	49
Net (loss) income	$(1,209)	$562	$553
Basic (loss) earnings per share	$(0.05)	$0.02	$0.02
Diluted (loss) earnings per share	$(0.05)	$0.02	$0.02
Weighted average shares outstanding-basic	25,374,653	25,713,534	26,343,508
Weighted average shares outstanding-diluted	25,885,826	26,013,015	26,343,508

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands Except Per Share Data) (Unaudited)

	Three months ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Performance Ratios (%):
(Loss) return on average assets	(0.24)	0.11	0.25	0.01	0.12
(Loss) return on average equity	(1.25)	0.56	1.20	0.04	0.52
Interest rate spread (1)	2.05	2.35	2.68	2.71	2.50
Net interest margin (2)	2.42	2.62	2.84	2.83	2.62
Efficiency ratio (non-GAAP) (3)	109.92	97.76	92.37	96.13	104.04
Average interest-earning assets to average interest-bearing liabilities	126.39	128.30	130.30	131.52	131.77
Tangible equity to tangible assets (4)	18.33	19.24	19.72	20.97	21.68
Book value per share (5)	$14.08	$14.30	$14.11	$14.46	$14.73
Tangible book value per share (5)	$14.06	$14.28	$14.09	$14.43	$14.72

Asset Quality:
Non-performing loans	$7,481	$7,767	$8,409	$9,998	$10,482
Real estate owned, net	$—	$—	$—	$—	$—
Non-performing assets	$7,481	$7,767	$8,409	$9,998	$10,482
Allowance for credit losses to total loans (%)	0.89	0.87	0.91	0.98	1.00
Allowance for credit losses to non-performing loans (%)	189.18	172.52	161.73	140.53	128.46
Non-performing loans to total loans (%)	0.47	0.50	0.56	0.70	0.78
Non-performing assets to total assets (%)	0.36	0.38	0.42	0.51	0.54
Net charge-offs to average outstanding loans during the period (%)	—	(0.01)	0.01	—	—

(1) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.
(3) Efficiency ratio represents adjusted non-interest expense divided by the sum of net interest income plus non-interest income.
(4) Tangible equity equals $384.9 million, which exclude intangible assets ($781 thousand of capitalized software).
Tangible assets equal $2.10 billion and exclude intangible assets.
(5) Per share metrics computed using 27,385,482 total shares outstanding.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Analysis of Net Interest Income
(Dollars in Thousands) (Unaudited)

	Three Months Ended,
	March 31, 2023			December 31, 2022			March 31, 2022
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

	(Dollars in thousands)
Assets:
Loans (1)	$1,553,118	$15,569	4.07%	$1,511,941	$14,487	3.80%	$1,280,678	$11,656	3.69%
Mortgage-backed securities	179,604	982	2.22%	187,213	1,092	2.31%	171,912	722	1.70%
Other investment securities	199,069	1,512	3.08%	200,013	1,425	2.83%	198,736	1,020	2.08%
FHLB stock	20,141	308	6.20%	17,225	216	4.96%	9,942	116	4.73%
Cash and cash equivalents	46,530	461	4.02%	44,718	349	3.10%	188,706	80	0.17%
Total interest-earning assets	1,998,462	18,832	3.82%	1,961,110	17,569	3.55%	1,849,974	13,594	2.98%
Non-interest earning assets	55,942			52,258			77,445
Total assets	$2,054,404			$2,013,368			$1,927,419
Liabilities and shareholders' equity:
NOW, savings, and money market deposits	$805,392	2,010	1.01%	$848,199	1,636	0.77%	$760,369	235	0.13%
Time deposits	416,238	2,144	2.09%	356,377	846	0.94%	458,109	647	0.57%
Interest-bearing deposits	1,221,630	4,154	1.38%	1,204,576	2,482	0.82%	1,218,478	882	0.29%
FHLB advances	359,511	2,737	3.09%	323,903	2,160	2.65%	185,500	773	1.69%
Total interest-bearing liabilities	1,581,141	6,891	1.77%	1,528,479	4,642	1.20%	1,403,978	1,655	0.48%
Non-interest bearing deposits	34,879			42,144			42,402
Non-interest bearing other	44,850			47,746			48,273
Total liabilities	1,660,870			1,618,369			1,494,653
Total shareholders' equity	393,534			394,999			432,766
Total liabilities and shareholders' equity	$2,054,404			$2,013,368			$1,927,419
Net interest income		$11,941			$12,927			$11,939
Net interest rate spread (2)			2.05%			2.35%			2.50%
Net interest margin (3)			2.42%			2.62%			2.62%
(1) Average loan balances are net of deferred loan fees and costs, and premiums and discounts, and include non-accrual loans.
(2) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average interest-earning assets.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Adjusted Pre-Provision Net Revenue (Non-GAAP)
(Dollars in Thousands Except Per Share Data) (Unaudited)

This press release contains certain supplemental financial information, described in the table below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Blue Foundry's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Blue Foundry's financial results. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Blue Foundry strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Net income, as presented in the Consolidated Statements of Operations, includes the provision for loan losses, provision for commitments and letters of credit, and income tax expense, while pre-provision net revenue does not.

	Three months ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022

	(Dollars in thousands)
Pre-provision net revenue (PPNR) and efficiency ratio, as adjusted:
Net interest income	$11,941	$12,927	$13,815	$13,162	$11,939
Other income	484	444	799	494	927
Operating expenses, as reported	13,657	12,869	13,669	13,019	13,216
Less: Provision for commitments and letters of credit	—	(203)	170	(108)	(170)
Operating expenses, as adjusted	13,657	13,072	13,499	13,127	13,386
Pre-provision net revenue (loss), as adjusted	$(1,232)	$299	$1,115	$529	$(520)
Efficiency ratio, as adjusted	109.9%	97.8%	92.4%	96.1%	104.0%

Core deposits:
Total deposits	$1,244,581	$1,288,862	$1,266,497	$1,296,674	$1,283,022
Less: time deposits	422,911	416,260	365,548	430,696	444,936
Core deposits	$821,670	$872,602	$900,949	$865,978	$838,086
Core deposits to total deposits	66.0%	67.7%	71.1%	66.8%	65.3%

Tangible equity:
Shareholders’ equity	$385,693	$393,718	$397,338	$412,293	$420,214
Less: intangible assets	781	798	760	630	452
Tangible equity	$384,912	$392,920	$396,578	$411,663	$419,762

Tangible book value per share:
Tangible equity	$384,912	$392,920	$396,578	$411,663	$419,762
Shares outstanding	27,385,482	27,523,219	28,155,292	28,522,500	28,522,500
Tangible book value per share	$14.06	$14.28	$14.09	$14.43	14.72